Exhibit 10.6

(Confidential)

LEASE AGREEMENT OF PREMISES (N10212014)

This Tenancy Agreement of Premises (hereinafter referred to as the “Agreement”) is made and entered by and between the lessor, Shin Kong Life Insurance Co., Ltd. (hereinafter referred to as the “Party A”) and the tenant, Nownews NETWORK Co., Ltd. (hereinafter referred to as the “Party B”).

WHEREAS, Party B intends to lease the “Premise” (defined herein below) from Party A; and Party A agrees to lease the “Premise” to Party B in accordance and under the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

1. Premise and Use Range of the Premise

The leasing premises (hereinafter referred to as the “Premise”) are located at 4F., No.550, Ruiguang Rd., Neihu Dist., Taipei City 114, Taiwan (R.O.C.) with its total area of 490.64 Ping (including the public areas) and the parking spaces at B4 (No. 42, 43, 44, 45, 46, 47, 48, and 49; total spaces: 8).

2. Lease Period	Effective from Notarization

2.1	The lease period has been communicated and agreed by both parties to define as 3 year and 0 month, i.e. from Jan. 1, 2014 to Dec. 31, 2016.

2.2	If Party B wish to continue the lease after expiration of the Agreement, Party B should notify Party A 3 months before expiration of the Agreement and settles down rentals and other lease conditions with Party A as well as otherwise sign the new agreement for continuous lease.

2.3	If Party A does not agree to have a continuous lease, the expiration date of lease deadline will be deemed as Party A has already notified Party B for discontinue the lease and therefore certainly has terminated the lease relationship; as well as Party B should move away from the Premise and Use Range of the Premise without any condition and should manage the returning of them to Party A without any excuse according to the way of Article 10 in the Agreement.

2.4	In case that the current air condition is in inadequate use due to the partitions which were installed and/or repaired by Party B by itself, Party A will offer 1 month of rental exemption duration within the lease period after the completion of additional installation construction to coordinate with the self-installation of air condition by Party B (the relevant expenses should be borne by Party B and the manufacturer of installation/repair construction should be agreed and approved by Party A). However, both parties should otherwise communicate with each other on the time of rental exemption duration and should be managed by the way of annotation.

3. Rentals

3.1	The monthly rental is NT$588,768 (Business Tax included; hereinafter as the same) from Jan. 1, 2014 to Dec. 31, 2016.

3.2	The rental payment term is based on 1 month per term. Party B should sign and issue 12 checks (the invoice dates should be the first day of due month of each rental payment term in that annual rental year, respectively) for the rental of each rental payment term subsequently from the first annual rental year on the signed date of the Agreement as the rental payments of 12 months in total amount of NT$7,065,216 to Party A.

Party B should pay the due annual rental checks from the starting date of each annual rental year to Party A, respectively.

3.3	In case of overdue unpaid of rental or un-cashed check, Party B should additionally pay the overdue penalty by 1% of the total unpaid rental amount per each overdue day. Party B will be deemed as violated the Agreement when the overdue periods were exceeded more than 2 rental payment terms (included), as well as accordingly Party A will be entitled to request Party B for the penalty and can terminate the Agreement whilst Party B should immediately move away from the Premise and Use Range of the Premise without any objection and must manage it according to the Article 10 in the Agreement.

3.4	In the event that the above formulated payment amount cannot be paid-off clearly, Party A will be entitled to deduct the unpaid amount from the ‘Deposit of Performance for the Agreement’ (hereinafter referred as the ‘Deposit’), as well as the insufficient amount and the loss of party A which is incurred from the event can be legally recovered by Party A for the compensation.

4. Deposit

4.1	Party B should pay a deposit in an amount of NT$1,766,304 to Party A (complementary continue to pay it based on the original deposit; the insufficient amount of NT$147,192 should be otherwise sufficient paid by Party B). If Party B pay the deposit by the way of check, then the Agreement will be effective only after the check has been chased clearly. On the expiration of the Agreement or in case that Party B terminated the Agreement in advance legally or according to the regulations of the Agreement, Party B should move away from the Premise and Use Range of the Premise and return them back to Party A as well as must perform the necessary obligations; subsequently thereafter it can be based on the original version of deposit receipt at time of its paid-in or otherwise formulated Affidavit for Party A to return the deposit amount without any interest within 30 days.

4.2	Party B should not transfer or pledge the creditor's right of this deposit to any third party.

5. Building Management Revolving Fund

Party B should pay Party A with the building management revolving fund in NT$171,724 (complementary continue to pay it based on the original building management revolving fund) which is commissioned by Party A to the Building Management Committee at the same time of signing the Agreement. This management revolving fund can be refunded for any overpayment or a supplemented for any deficiency by the Building Management Committee after settlement based on the original version of deposit receipt at time of its paid-in or otherwise formulated Affidavit on the expiration of the Agreement or in case that Party B terminated the Agreement in advance legally or according to the regulations of the Agreement.

6. Insurance:

6.1	The Premise and Use Range of the Premise belong to the property ownership of Party A and therefore their insurance should be managed by Party A. For those movables and equipments of Party B, their insurances can be managed by Party B itself and have no any relationship with Party A.

6.2	In case that the business operation of Party B is pertained to one of the listed items in the Article 17 of Apartment/Building Management Regulations during the lease period, Party B should manage the insurance of Public Liability Insurance in accordance with the regulations which are issued by the Central Competent Authority and should bear by itself the insurance difference of add-on fire insurance to compensate the other residents (the insurance, compensation way, and insurance rate are formulated by the Central Competent Authority together with the Ministry of Finance).

6.3	In the event that Party B violated the previous obligation, Party B should bear by itself the insurance which is insured by the commissioned Building Management Committee on behalf of Party B after the notification of remaining as no insurance according to the Article 17 of Apartment/Building Management Regulations.

7. Limitations of the Premise and Use Range of the Premise

7.1	Party B agreed to perform the usages of Premise and Use Range of the Premise should be all complied with the appointments of following individual items, as well as the premise is only provided to party B for the legal usage of office and cannot be used for other purpose.

7.2	Party should not lease, lend, transfer or other transformed ways to provide all or part of the Premise and Use Range of the Premise for the usage or lease transfer of any third party. However, the usages of the Premise and Use Range of the Premise by those relevant enterprises or affiliate companies or investment facilities which have the written agreement of Party A in advance will not be limited by this item.

7.3	Party B should not operate with tax evasion, selling illicit objects or other illegal business operation behaviors and should not store any dangerous objects which might cause any issue of public safety.

7.4	The public spaces and public facilities of this building, such as corridor space, parking space, public toilet, machine room, F1 Outdoor sidewalks, as well as all of the stairs, fire escapes, elevators, water pools, elevator spaces and the surroundings should not be occupied by material placement, residence, additional equipment installation, or any other way of occupation. Party B should not have any behavior of making any damage or add-on installation to the Premise and Use Range of the Premise as well as any other facility, such as elevators, water/electricity meters, lighting fixtures, Aluminum windows and doors, glass, iron gates, as well as hygiene equipments, firefighting equipments, firewalls, gas equipments, and other ancillary equipment of the building.

7.5	Party A has remained the location of uniform signboard at the side of F1 elevator entrance and has the rights of decision and usage to the installations of advertisements on the signboards of the building. Party B should make it in accordance with the dimension within the empty partition which is defined by Party A. Party B should not make any signboard or advertisement on any location inside or outside the building without the written agreement of Party A.

7.6

7.6.1	Party A is responsible for the maintenances and repairs of entire structural part of the Premise and Use Range of the Premise. As for the ancillary equipments, Party B is responsible for the regular maintenances and Party A is responsible for the repairs. In case that any equipment has any failure and the failure causation has been judged by the professional manufacturer/company as incurred from irregular maintenance, Party A will be entitled to request Party B for providing the regular maintenance records of the ancillary equipment. If party b cannot provide the records or the case outcome has been investigated by both parties as caused by the reason of Party B itself, Party B should take the responsibility of repair. In the event that Party B refused to perform the previous mentioned accompany investigation, it will be deemed as Party B waived its rights and Party B should bear all of the matters of repair. All of the other relevant repairs within the Premise and Use Range of the Premise (including the doors, windows, and Party B added-on itself, etc.) should be the responsibilities of Party B itself and have no any relationship with Party A.

7.6.2.	If Party B has the requirements of installation, construction, partition or renovation, or modification within scope of the Premise and Use Range of the Premise, it can be executed only after obtained the certificate from the Government relevant competent authorities and then must submit the applications for the permission of review as well as obtained the written agreement from Party A. All of the expenditures should be borne by Party B itself, as well as the structures of original building and its equipment safeties should not be damaged. Also, Party A can request Party B to provide the relevant drawings and certified document(s) whilst Party B should not have any objection.

7.6.3	Party B should not add or increase any illegal construction during the lease period

7.6.4	If Party B has the requirement of alteration, addition, or reduction of water supply, electricity, firefighting equipment within the Premise and Use Range of the Premise, it can be executed only after legally obtained the certificate from the Government relevant competent authorities and then must submit the applications for the permission of review as well as should provide the attached design drawings to obtain the written agreement from Party A and then must notify the building service office. All of the expenditures should be borne by Party B itself.

7.6.5	If there is any failed qualification by safety inspection after the completion of decoration by Party B, the responsibility should be borne by Party B. If it needs to be removed, modified, and complied with the safety regulations, the expenditures should all be borne by Party B.

7.6.6	If Party B has the requirement to additionally install the safety measures, security systems, and other alike, it can be executed only after provided the written notification for the review of Party A and assured no influence of building safety facilities. The expenditures should all be borne by Party B.

7.6.7	If Party B has the requirement of security installation, it should be used with the Shin Kong Security. However, the Shin Kong Security still needs to conduct the quotation in coordination with the purchase regulations of Party B.

7.7	Party B should not operate the illegal direct-sale business, illegal futures, securities business, adsorption of floating capitals and other alike; also should not breed dog or any other animal.

7.8	In the event that Party B has violated any one of the mentioned situations in the previous 7 items of this Article and has no any on-time improvement after the examination notification from the Government relevant agency or Party A, then Party A will be entitled to terminate the Agreement at any time. While Party A has notified the termination of lease, the damage penalty (equivalent to the monthly rental per each month) for unable to otherwise lease the Premise and Use Range of the Premise within the lease period as appointed in the Article 2 should be borne by Party B and Party B should not has any objection. If party B has accordingly violated the regulation or decree of Government, then all of the legally civil and criminal responsibilities should be taken by Party B as well as have no any relationship with Party A. Furthermore if have any incurred administrative treatment or punishment to Party A by the Government due to the behavior of Party B, Party B should bear the responsibilities of compensations of all the incurred losses of Party A.

8. Particular Appointed Items

8.1	Party A is responsible for the housing tax and land tax of the Premise and Use Range of the Premise. The necessary tax payments due to the operation of Party B and the additional business tax besides the rentals should be borne by Party B.

8.2

8.2.1	In the lease period, Party A can execute the examination for whether the Premise and Use Range of the Premise have been used legally and properly in accordance with the regulations of the above formulated Item 1 to Item 7 of Article 7 after notified Party B by phone or letter in advance; and Party B should coordinate with the execution.

8.2.2	In order to maintain the exact management of the building, Party B agreed to commission the Building Management Committee to take the responsibilities for the managements of all the building matters, every public cleanliness service expenses, firefighting and safety inspection fees, air conditioning machine and electricity charges and maintenance expenses, as well as other necessary payments of expenditures due to the building managements which will be shared according to the lease area proportions; also, the payments will be collected together with the issued receipts by the Building Management Committee.

8.3	The indoor used electricity of Party B will be based on the electricity meter and will be charged according to the payment standards of comprehensive customer’s electricity usage which is formulated by the Electric Power Company, as well as Party B should bear the electricity charges by itself. The indoor used water of Party B will be based on the water meter and will be charged according to the payment standards of which is formulated by the Water Supply Company, as well as Party B should bear the water supply charges by itself. As for the public water expenses, the payments will be based on the meters for those have the sub-meters and will be charged in accordance with the apportion of payments based on the proportion of floor lease area for those have no sub-meters. Party B should pay it monthly to the Building Management Committee. The expenses public electricity will be shared by the proportion of floor lease area. Party B should pay it monthly to the Building Management Committee. However, the equipments that were used only by Party B alone should be managed by Party B itself for those relevant consumable objects.

8.4	In case that Party B accumulated the liabilities of necessary payments of water/electricity, cleanliness expenses, air conditioning machine and maintenance fees, or other necessary individual payments of expenditures due to the building managements as well as the accumulated unpaid expenditures exceeded more than 2 rental payment terms, then Party A will be entitled to terminate the Agreement and Party B should move away from the Premise and Use Range of the Premise immediately without any objection as well as it should be managed according to the way of Article 10 in the Agreement.

8.5

8.5.1	Party B should not request for the mid-way termination of the Agreement before the lease period has been fully conducted for 1 year. In case that the previous mentioned matter occurred, Party B should pay the penalty amount which is equivalent to 3 months of rentals in addition to the due payments of a whole annual rental year.

8.5.2	If Party B requests for the mid-way termination of the Agreement after the lease period fully conducted for 1 year. In case that the previous mentioned matter occurred, Party B should issue the written notification to Party A on the date of 3 months before the termination of this Agreement; and Party B should pay the penalty amount which is equivalent to 3 months of rentals.

8.5.3	In the event that Party B violated the regulations if Article 7 and notified by Party A to terminate this Agreement, the damage penalty (equivalent to the monthly rental per each month) for unable to otherwise lease the Premise and Use Range of the Premise within the lease period as appointed in the Article 2 should be borne by Party B.

8.6	In case that any force majeure of natural or man-made disaster, Government behavior, or any other incurred situation not due to the significant mistake of Party B had been occurred which subsequently caused the damage or loss of all or part of the Premise and Use Range of the Premise or its pertained building and affected the usage of the Premise and Use Range of the Premise, then Party can terminate the Agreement. If Party B selected to terminate the Agreement, Party A should return the unexpired rental prepayments and the entire deposit amount back to Party B immediately.

8.7	During the movement and conceding of the lease, Party B should manage the housing according to the Article 10 of this Agreement. And, any left object, miscellaneous article, or other alike, such as the advertisement signboard as mentioned in the Item 7.5 of Article 7 and any installation, construction, partition or renovation, or modification as mentioned in each provision of Item 7.6 in the Article 7, will be deemed as waived and can be treated by Party A as well as the expenditures should be borne by Party B and can be deducted under the item of deposit amount. Party B should not have any objection.

8.8	During the movement and conceding of the lease, Party B should not request Party A for any movement expenditure or any expense by any reason; as well as should not take the excuse that Party A should return the deposit firstly for the housing return. However, Party A should return the deposit back to Party B within 30 days before Party B has returned the housing according to the Article 4 of this Agreement.

8.9	In the event that any delayed by excuse or refused to return back the Premise and Use Range of the Premise has been acted from the time that Party B should move away from them because of unable to formulate the continuous lease agreement after the expiration of this Agreement, Party B should additionally pay the delayed penalty equivalent to 1 month rental for first month of delayed movement; the 2nd month additionally delayed penalty will be paid in equivalent to the double amount of monthly rental; the 3rd month additionally delayed penalty will be paid in equivalent to the triple amount of monthly rental; and Party B should pay the additionally delayed penalty by 5 folds of monthly rental by each month if still did not move away from and return the Premise and Use Range of the Premise from the 4th delayed month. In the event that Party B refused to pay the previous mentioned payments, then Party A can deduct the payments from the deposit and can legally request Party B for the damaged loss of compensation for no performance, as well as Party B should immediately recover the Premise and Use Range of the Premise back into the original statuses and then return them back to Party A.

9. Risk Bearing Responsibility

Party B should act as the good manager to pay attention to cautiously usage of the housing. If any incurred damage situation of the premise and Use Range of the Premise has been resulted from the intentional or negligent action made by the employee or user of Party B, Party B should take the responsibility of compensation.

10. Movement and Conceding of the Housing

Party B should immediately move away and must concede from the housing immediately after the rental expiration or termination, as well as recover the housing back into the drawing status of original completed construction (as shown in the region A and B of attached Figure 1) without including the partition walls of public stairs and halls (as shown in the region C, D, and D of attached Figure 2). Party B should clean up the wastes after removed up the entire partitions and decorations, and then execute the handover item by item together with Party A; subsequently return the housing back to Party A for management after verified for no mistake and must pay-off the rentals, penalties, damage penalties due to violated the relevant Law and decree and the appointments of this Agreement which are verified by both parties. In case of unable to pay-off, Party A will be entitled to deduct the payments from the deposit and Party B should not have any objection. If Party A requested Party B to return the Premise and Use Range of the Premise in their current statuses on the time (including the fixed partitions and decorations and not including the movable OA furniture), Party B should coordinate the management; otherwise it will be deemed as Party B violated the Agreement.

11. In case that this Agreement is involved with any litigation, both parties agreed to have Taipei District Court of Taiwan as the Jurisdiction Court of first instance.

12. In case of having any unmentioned matter in this Agreement, it should be managed according to the regulations of Laws and decrees made in the Rental Act of Civil Law, the Building/Construction Law, and the Apartment/Building Management Regulations.

13. This Agreement should be notarized by the Court and the Notarization expense should be half paid by Party A and Party B, respectively.

14. This Agreement has one original version with triplicate; both Party A and Party B hold one copy of it and the Notarization Office of District Court receives one copy for evidence.

15. See details of enforced execution items in Notarization certificate.

16. In the lease period, those parking spaces which are used by Party B should be complied with the Management Regulations of Building Parking Spaces (the management fee of parking space will be computed based on NT$500 per parking space by month). In cans of any violation and without any improvement after the written notification issued by Party A, Party A will be entitled to take back that parking space and Party B should not to have any objection.

IN WITNESS WHEREOF, both parties agree the conditions set forth in the above items and have this Agreement to be executed on the date as mentioned in the following.

Date: Jan. 7, 2014

Agreement Entered Parties

Party A	Party B

Shin Kong Life Insurance Co., Ltd.	Nownews NETWORK Co., Ltd.

Representative:	Representative:
Tsai, Hsiung-Chi (Seal)	Chang Shu-Sen (Seal)

Uniformed Business No.: 03458902	Uniformed Business No.: 28331543

Address: F31-F43 Shin Kong Life Tower, No. 66, Chung-Hsiaow Rd, Sec.1, Taipei, Taiwan (R. O. C. )	Address: 4F., No.550, Ruiguang Rd., Neihu Dist., Taipei City

(Attachment) Figure 1

(Attachment) Figure 2